CERTIFICATE OF SECOND AMENDMENT
                       OF CERTIFICATE OF INCORPORATION

     Ixion Biotechnology, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company") through the Chairman of its Board of Directors certifies in accordance with Section 103 of the General Corporation Law:

     1. That the Board of Directors of the Company, by unanimous written consent in accordance with Section 141(f) of the General Corporation Law, adopted a resolution proposing and declaring advisable of the following amendment to the certificate of incorporation of the Company, and directed that such proposed amendment be considered by the stock holders in accordance with Section 242(b) of the General Corporation Law:

     RESOLVED, that the certificate of incorporation be amended by deleting the Article numbered FOURTH and replacing in its entirety as follows:

     "FOURTH: The total number of shares of stock which the corporation shall
have                   authority to issue is 4,000,000 all of which are with
par value $0.01 per share. All such shares are of one class and are shares of Common Stock."

     2. That the stockholders have given their unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law, and said unanimous consent was filed with the Company.

     3. That the above amendment was duly adopted in accordance with the General Corporation Law.

     4. That the capital of the Company shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, the Company has executed this certificate and caused its corporate seal to be affixed hereto on January 31, 1995



                                                 Ixion Biotechnology, Inc.



                                                By
                                                Weaver H. Gaines,
                                                Chairman of the Board

[Corporate Seal]

Attest:
          Theodore L. Snow, Assistant Secretary




STATE OF FLORIDA              )
                                                 : ss.:
COUNTY OF ALACHUA        )


     On this 31st day of January, 1995, before me the undersigned, a Notary Public for the State of Florida, appeared Weaver H. Gaines and Theodore L. Snow (known to me), the Chairman of the Board and Assistant Secretary of the Company that executed the forgoing certificate of amendment of certificate of incorporation, and acknowledged to me that the forgoing are their acts and deeds and the act and deed of the Company and that the facts stated therein are true.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate above written.






Notary Public for the
State of Florida



(Notarial Seal)